Exhibit 10.2

AMENDMENT NO. 3
TO THE
PERRIGO COMPANY
2013 LONG-TERM INCENTIVE PLAN
WHEREAS, Perrigo Company plc (the “Company”) sponsors the Perrigo Company 2013 Long-Term Incentive Plan (the “Plan”);
WHEREAS, the Company desires to amend the Plan to impose a one-year minimum vesting period on awards granted under the Plan.
NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Plan sponsor pursuant to Section 15(a) of the Plan, effective as of the date hereof, the Plan is amended by adding the following subsection to the end of Section 3 (“Administration”):
(c)    MINIMUM VESTING REQUIREMENTS. No Award granted under the Plan on or after November 3, 2017 may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the Award. Notwithstanding the foregoing, a Participant’s Award Agreement may provide for accelerated vesting if the Participant’s Termination Date occurs due to the Participant’s death, Disability or Retirement, upon a Change in Control, or upon the Participant’s termination without Cause or separation for good reason within a specified period following a Change in Control. The forgoing one-year minimum vesting period shall not apply to any Award granted in substitution for an Award pursuant to Section 4(e) that does not reduce the vesting period of the Award being substituted.
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IN WITNESS WHEREOF, Perrigo Company plc has caused this Amendment No. 3 to be executed by its duly authorized officer this 3rd day of November, 2017.

PERRIGO COMPANY PLC

By:	/s/ Ronald L. Winowiecki

Title:	SVP, Acting CFO